Exhibit 99.2

INTERMEX’S MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Intermex’s Management’s Discussion and Analysis of Financial Condition and Results of Operations for the quarters ended March 31, 2018 and 2017 and years ended December 31, 2017, 2016 and 2015 is set forth in the definitive proxy statement/prospectus filed with the Securities and Exchange Commission on June 27, 2018 (the “Prospectus”) in the section entitled “Intermex’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 154, which is incorporated by reference.

You should read the following Management’s Discussion and Analysis for the quarters ended June 30, 2018 and 2017 together with Intermex’s audited and unaudited financial statements and the related notes included elsewhere in this filing or incorporated by reference in this Form 8-K.

This discussion contains forward-looking statements about Intermex’s business, operations and industry that involve risks and uncertainties, such as statements regarding Intermex’s plans, objectives, expectations and intentions. Intermex’s future results and financial condition may differ materially from those currently anticipated by Intermex as a result of the factors described in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” which is included elsewhere in this Form 8-K. Throughout this section, unless otherwise noted “we”, “us”, “our” and the “Company” refer to Intermex and its consolidated subsidiaries.

Overview

Intermex is a rapidly growing and leading money remittance services company focused on the United States to Latin America and the Caribbean (“LAC”) corridor, which includes Mexico, Central and South America and the Caribbean. We utilize our proprietary technology to deliver convenient, reliable and value added services to our customers through a broad network of sending and paying agents. Our remittance services, which include a comprehensive suite of ancillary financial processing solutions and payment services, allow customers to send money from the United States to beneficiaries in Mexico, Guatemala and 15 additional Latin American countries. Our services are accessible in person through our 85,000 sending and paying agents and company-owned stores, as well as online and via Internet-enabled mobile devices.

Key Factors and Trends Affecting our Business

Various trends and other factors have affected and may continue to affect our business, financial condition and operating results, including:

•	competition in the markets in which we operate;

•	our ability to maintain agent relationships on terms consistent with those currently in place;

•	our ability to maintain banking relationships necessary for us to conduct our business;

•	credit risks from our agents and the financial institutions with which we do business;

•	bank failures, sustained financial illiquidity, or illiquidity at our clearing, cash management or custodial financial institutions;

•	new technology or competitors that disrupt the current ecosystem;

•	disruptions to our information technology, computer network systems and data centers;

•	our success in developing and introducing new products, services and infrastructure;

•	customer confidence in our brand and in consumer money transfers generally;

•	our ability to maintain compliance with the regulatory requirements of the jurisdictions in which we operate or plan to operate;

•	international political factors or implementation of tariffs, border taxes or restrictions on remittances or transfers of money out of the United States;

•	changes in tax laws and unfavorable outcomes of tax positions we take;

•	political instability, currency restrictions and devaluation in countries in which we operate or plan to operate;

•	weakness in U.S. or international economic conditions;

•	change or disruption in international migration patterns;

•	our ability to protect our brand and intellectual property rights; and

•	our ability to retain key personnel.

•	Changes in foreign exchange rates could impact consumer remittance activity

Latin American political and economic conditions remain unstable, as evidenced by high unemployment rates in key markets, currency reserves, currency controls, restricted lending activity, weak currencies and low consumer confidence, among other factors. Specifically, continued political and economic unrest in parts of Mexico and Guatemala contributed to volatility. Our business has generally been resilient during times of economic instability as money remittances are essential to many recipients, with the funds used by the receiving party for their daily needs. However, long-term sustained devaluation of the Mexican peso or Guatemalan quetzal as compared to the U.S. dollar could negatively affect our revenues and profitability.

Money remittance businesses such as ours have continued to be subject to strict legal and regulatory requirements, and we continue to focus on and regularly review our compliance programs. In connection with these reviews, and in light of regulatory complexity and heightened attention of governmental and regulatory authorities related to compliance activities, we have made, and continue to make, enhancements to our processes and systems designed to detect and prevent consumer fraud, money laundering, terrorist financing and other illicit activity, along with enhancements to improve consumer protection, including related to the Dodd-Frank Wall Street Reform and Consumer Protection Act and similar regulations outside the United States. In coming periods, we expect these enhancements will continue to result in changes to certain of our business practices and may result in increased costs.

We maintain a regulatory compliance department, under the direction of our experienced Chief Administrative and Compliance Officer, whose foremost responsibility is to monitor transactions, detect suspicious activity, maintain financial records and train our employees and agents. An independent third-party consulting firm periodically reviews our policies and procedures to ensure the efficacy of our anti-money laundering and regulatory compliance program.

The market for money remittance services is very competitive. Our competitors include a small number of large money remittance providers, financial institutions, banks and a large number of small niche money remittance service providers that serve select regions. We compete with larger companies such as Western Union, MoneyGram and EuroNet and a number of other smaller competitors. We generally compete for money remittance agents on the basis of value, service, quality, technical and operational differences, commission, and marketing efforts. We sell credible solutions to our agents, not discounts or higher commissions, as is typical for the industry. We compete for money remittance customers on the basis of trust, convenience, service, efficiency of outlets, value, technology and brand recognition.

We expect to encounter increasing competition as new technologies emerge that allow customers to send and receive money through a variety of channels, but we do not expect adoption rates of such new technologies to be as significant in the near term for the customer segment we serve. We continue to differentiate our business through programs to foster loyalty among agents as well as customers and have expanded our channels through which our services are accessed to include online and mobile offerings in preparation for customer adoption.

We qualify as an “emerging growth company” pursuant to the provisions of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), enacted on April 5, 2012. An “emerging growth company” can take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” These provisions include:

•	an exemption from the auditor attestation requirement of Section 404 of the Sarbanes-Oxley Act in the assessment of the emerging growth company’s internal control over financial reporting;

•	an exemption from the adoption of new or revised financial accounting standards until they would apply to private companies; and

•
an exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer.

We will remain an “emerging growth company” until the earliest of: (i) the last day of the fiscal year during which we had total annual gross revenues of $1 billion or more; (ii) the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement; (iii) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt; or (iv) the date on which we are deemed a “large accelerated filer,” which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30.

In December 2017, the United States enacted tax reform legislation known as the H.R.1, commonly referred to as the “Tax Cuts and Jobs Act” (the “Act”), resulting in significant modifications to existing law. Due to the timing of the Act and the complexity involved in applying the provisions of the Act, we made a reasonable estimate of the effects and recorded provisional amounts for the Successor period from February 1, 2017 through December 31, 2017, which include a reduction in the corporate tax rate from 34% to 21% as well as other changes. As a result of the changes to tax laws and tax rates under the Act, we have recorded a provisional one-time increase in income tax expense of $656,000 for the Successor period from February 1, 2017 through December 31, 2017, which consists primarily of the remeasurement of deferred tax assets and liabilities from 34% to 21%. We do not expect to incur a liability related to the one-time deemed repatriation transition tax on unrepatriated foreign earnings, as our foreign subsidiaries have a combined accumulated deficit.

As we collect and prepare necessary data, interpret the Act and any additional guidance issued by the U.S. Treasury Department, the IRS, and other standard-setting bodies, we may make adjustments to the provisional amounts. Those adjustments may materially impact the provision for income taxes and effective tax rate in the period in which the adjustments are made. The accounting for the tax effects of the Act will be completed in 2018. Provisional amounts for the income tax effect of the Act have been recorded as of December 31, 2017 and are subject to change during 2018. During the first half of 2018, there were no adjustments made to the provisional amounts recorded in December 2017.

The Merger

On July 26, 2018 (“Closing Date”), FinTech Acquisition Corp. II (“FinTech”) consummated the previously announced transactions contemplated by the Agreement and Plan of Merger, dated as of December 19, 2017, by and among FinTech, FinTech II Merger Sub Inc., a wholly-owned subsidiary of FinTech (“Merger Sub 1”), FinTech II Merger Sub 2 LLC, a wholly owned subsidiary of FinTech (“Merger Sub 2”), Intermex Holdings II, Inc. (the wholly-owned subsidiary of Interwire LLC, (“Intermex”) and SPC Intermex Representative LLC (“SPC Intermex”). The transactions provided for the acquisition of Intermex by FinTech pursuant to the merger of Intermex with and into Merger Sub 1 (the “First Merger”), with Intermex continuing as the surviving entity, and immediately following the consummation of the First Merger, the merger of Intermex with and into Merger Sub 2, with Merger Sub 2 continuing as the surviving entity (such merger together with the First Merger, the “Merger”). In connection with the closing of the Merger, FinTech changed its name from FinTech Acquisition Corp. II to International Money Express, Inc.

The Merger will be accounted for as a reverse merger where FinTech will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on Interwire LLC and its designees expecting to control the majority of the relative voting rights of the combined company, Intermex comprising the ongoing operations of the combined company and Intermex’s senior management comprising the senior management of the combined company. Accordingly, the Merger will be treated as the equivalent of Intermex issuing stock for the net assets of FinTech, accompanied by a recapitalization. There will be no goodwill or other intangible assets recorded. Operations prior to the Merger will be those of Intrmex.

The Merger was approved by FinTech’s stockholders at the Special Meeting of FinTech Stockholders held on July 20, 2018. In connection with the closing of the Merger, FinTech redeemed a total of 4,938,232 shares of its common stock at a redemption price of $10.086957 per share, resulting in a total payment to redeeming stockholders of approximately $49.8 million. The aggregate consideration paid in the Merger consisted of (i) $102.0 million in cash and (ii) 17.2 million shares of FinTech common stock.

After the completion of the transactions on the Closing Date, there were 36,182,783 shares of International Money Express, Inc outstanding common stock, warrants to purchase 8,959,999 shares of common stock and 3,371,389 shares reserved for issuance under the International Money Express, Inc. 2018 Equity Compensation Plan, of which stock options to purchase 2,763,219 shares of common stock and restricted stock units in respect of 21,189 shares of common stock were granted to employees and independent directors of the Company in connection with the completion of the transactions. As of the Closing Date, the former stockholders of Intermex owned approximately 48.3% and the former stockholders of FinTech owned approximately 51.7% of the combined company’s outstanding common stock.

Stella Point Acquisition

On February 1, 2016, our direct wholly owned subsidiary Intermex Holdings, Inc., which we refer to as Holdings, entered into an Agreement and Plan of Merger pursuant to which Interwire LLC, an affiliate of Stella Point, acquired 100% of the outstanding capital stock of Holdings, the surviving corporation in a merger with a subsidiary of Interwire LLC that was formed for purposes of the transaction, which we refer to as the Stella Point acquisition. The Stella Point acquisition was consummated on February 1, 2017 for a cash purchase price of approximately $52.0 million, plus approximately $12.4 million of rollover equity from certain existing management holders, the assumption of approximately $78.0 million of Holdings’ outstanding debt and an additional funding of $5.0 million of Holdings debt. In connection with the Stella Point acquisition, certain members of our management contributed approximately $12.4 million of Holdings shares held by them to Interwire LLC in exchange for equity interests in Interwire LLC.

In connection with the Stella Point acquisition, we applied “push-down accounting” and the assets and liabilities were adjusted to fair value on the closing date of the transaction, February 1, 2017. As a result, our financial statement presentation distinguishes between a predecessor period (“Predecessor”), for the period prior to the closing of the Stella Point acquisition, and successor periods (“Successor”), for periods subsequent to the closing of such transaction. The Successor’s financial statements reflect a new basis of accounting that is based on the fair value of assets acquired and liabilities assumed as of the transaction date. The condensed consolidated financial statements presented herein are those of Successor for all periods from its inception on February 1, 2017 through June 30, 2018, and those of Predecessor for the period from January 1, 2017 through January 31, 2017. The successor periods may not be comparable to the predecessor period.

How We Assess the Performance of Our Business

In assessing the performance of our business, we consider a variety of performance and financial measures. The key indicators of the financial condition and operating performance of our business are revenues, services charges from agents and banks, salaries and benefits and selling, general and administrative expenses. To help us assess our performance with these key indicators, we use Adjusted EBITDA as a non-GAAP financial measure. We believe this non-GAAP measure provides useful information to investors and expanded insight to measure our revenue and cost performance as a supplement to our U.S. GAAP consolidated financial statements. See the “Adjusted EBITDA” sections below for reconciliations of Adjusted EBITDA to our net income (loss), the closest GAAP measure.

Revenues

Transaction volume is the primary generator of revenue in our business. Revenue on transactions is derived primarily from transaction fees paid by consumers to transfer money. Revenues per transaction vary based upon send and receive locations and the amount sent. In certain transactions involving different send and receive currencies, we generate foreign exchange revenues based on the difference between the set exchange rate charged by us to the sender and the rate available to us in the wholesale foreign exchange market.

We use forward foreign exchange contracts to manage the risk associated with currency fluctuations on settlement of wire transfers in foreign currencies.

Operating Expenses

Service Charges from Agents and Banks

Service charges and fees primarily consist of agent commissions and bank fees. Service charges and fees vary based on agent commission percentages and the amount of fees charged by the banks. Agents earn a commission on each transaction they process of approximately 50% of the transaction fee. Service charges and fees may increase if banks or payer organizations increase their fee structure. Service charges also vary based on the method the customer selects to send the transfer and payer organization that facilitates the transaction.

Salaries and Benefits

Salaries and benefits include cash and share-based compensation associated with our corporate employees, sales team as well as employees at our company-owned stores. Corporate employees include management, customer service, marketing, compliance, information technology, finance and human resources. Our sales team, located throughout the United States, is focused on supporting and growing our agent network. Share-based compensation is not comparable between the Successor and Predecessor periods. Upon closing of the Merger, Interwire LLC distributed the Merger consideration to its members and the holders of incentive units received distributions in accordance with their ownership interest. As a result, all remaining unrecognized share-based compensation expense associated with the incentive units will be accelerated and the Company will record a one-time expense in the third quarter of 2018, which will be included as transaction costs below, after which employees will no longer hold profits interests.

Other Selling, General and Administrative

General and administrative expenses primarily consist of fixed overhead expenses associated with our operations, such as rent expense, insurance, professional services, management fees and other similar types of expenses. Upon closing of the Merger, the management fee agreement with Stella Point was terminated and a one-time termination fee was included as part of transaction costs below in the third quarter of 2018. A portion of general and administrative expenses relate to our 31 company-owned stores, however the majority relate to the overall business. General and administrative expenses are expected to increase going forward as we are now a publicly traded company. Selling expenses include expenses such as advertising and promotion, bad debt expense and expenses associated with increasing our network of agents. These expenses are expected to continue to increase as our revenues increase.

Transaction Costs

We have incurred transaction costs associated with both the Stella Point acquisition as well as the Merger. These costs include all internal and external costs directly related to the transaction, consisting primarily of legal, consulting, accounting, advisory fees, and certain incentive bonuses directly related to the transaction. Due to their significance, transaction costs are detailed separately in our financial statements. The third quarter of 2018 will include certain one-time payments contingent on the consummation of the Merger, including expense related to acceleration of share-based compensation, employee bonus payments, waiver from our lenders to allow for the Merger and the termination fee associated with the management fee agreement.  Payment of these items were funded at closing with the net proceeds received from the Merger.

Depreciation and Amortization

Depreciation and amortization is not comparable between the Successor and Predecessor companies. Due to the application of “push-down” accounting with the Stella Point acquisition, the Successor company established a new basis for its tangible and intangible assets. Depreciation largely consists of depreciation of computer equipment and software that supports our technology platform. Amortization of intangible assets is primarily related to our trade name, agent relationships and developed technology. The Merger will not result in a new basis for our tangible and intangible assets, as we will be considered the accounting acquirer in the Merger transaction.

Non-Operating Expenses

Interest Expense

Interest expense consists primarily of interest associated with our senior secured credit facility, which consists of a term loan and revolving credit facility, which was refinanced on August 23, 2017. At June 30, 2018, the interest rates for the term loan and revolving credit facility were 11.15% and 13.0%, respectively. Interest on the term loan is based on the LIBOR Rate plus an applicable margin. Interest on the revolving credit facility is determined based on the highest of the LIBOR Rate, commercial lending rate of the collateral agent and federal funds rate, plus an applicable margin. Also included as a component of interest expense is the amortization of debt origination costs.

Provision for Income Tax Expense (Benefit)

Our provision for income tax expense (benefit) includes the expected benefit of all deferred tax assets, including our net operating loss carryforwards. With few exceptions, our net operating loss carryforwards will expire between 2029 through 2037. The February 1, 2017 acquisition by Stella Point Capital and the Merger were considered change of ownership transactions under Section 382 of the Code. After the change of ownership, utilization of our net operating loss carryforwards are subject to annual limitations, however our current assessment is that no valuation allowance is required for any of our deferred tax assets. Our tax expense (benefit) has been impacted by non-deductible expenses, including equity compensation and transaction costs. The Act, enacted in December 2017, reduced our federal corporate tax rate from 34% to 21% beginning in 2018.

Net Income (Loss)

Net income (loss) is determined by subtracting operating and non-operating expenses from revenues.

Results of Operations

The following table summarizes key components of our results of operations for the periods indicated:

	Successor Company				Predecessor Company
	Three Months Ended June 30,		Six Months Ended June 30,	Period from February 1, 2017 to June 30,	Period from January 1, 2017 to January 31, 2017
(in thousands)	2018	2017	2018	2017
	(Unaudited)
Revenues:
Wire transfer and money order fees	$59,368	$45,259	$107,222	$71,585	$11,877
Foreign exchange	10,585	8,203	18,316	13,277	2,450
Other income	426	315	797	516	99
Total revenues	70,379	53,777	126,335	85,378	14,426

Operating expenses:
Service charges from agents and banks	46,324	35,995	84,260	56,762	9,441
Salaries and benefits	7,441	5,878	13,673	10,411	4,530
Other selling, general and administrative expenses	4,183	3,738	8,184	6,237	1,063
Transaction costs	2,553	2	4,014	6,213	3,917
Depreciation and amortization	3,818	4,527	7,607	7,504	382
Total operating expenses	64,319	50,140	117,738	87,127	19,333

Operating income (loss)	6,060	3,637	8,597	(1,749)	(4,907)

Interest expense	3,392	2,120	6,676	3,495	614

Income (loss) before income taxes	2,668	1,517	1,921	(5,244)	(5,521)

Income tax provision (benefit)	824	244	616	1,244	(2,203)

Net income (loss)	$1,844	$1,273	$1,305	$(6,488)	$(3,318)

Three Months Ended June 30, 2018 Compared to Three Months Ended June 30, 2017

Revenues

Revenues for the above periods are presented below:

($ in thousands)	Three Months Ended June 30, 2018	% of Revenues	Three Months Ended June 30, 2017	% of Revenues

Revenues:
Wire transfer and money order fees	$59,368	84%	$45,259	84%
Foreign exchange	10,585	15%	8,203	15%
Other income	426	1%	315	1%
Total revenues	$70,379	100%	$53,777	100%

 Wire transfer and money order fees of $59.4 million for the three months ended June 30, 2018 increased by $14.1 million from $45.3 million for the three months ended June 30, 2017. This increase of $14.1 million was due to a 30% increase in transaction volume achieved in the second quarter of 2018, largely due to the continued growth in our agent network, which has grown by 27% from June of 2017 to June 2018.

Revenues from foreign exchange of $10.6 million for the three months ended June 30, 2018 increased by $2.4 million, or 29%, from $8.2 million for the three months ended June 30, 2017.  This increase was primarily due to higher transaction volumes achieved by growth in our agent network.

Operating Expenses

Operating expenses for the above periods are presented below:

($ in thousands)	Three Months Ended June 30, 2018	% of Revenues	Three Months Ended June 30, 2017	% of Revenues

Operating expenses:
Service charges from agents and banks	$46,324	66%	$35,995	67%
Salaries and benefits	7,441	11%	5,878	11%
Other selling, general and administrative expenses	4,183	6%	3,738	7%
Transaction costs	2,553	4%	2	0%
Depreciation and amortization	3,818	5%	4,527	8%
Total operating expenses	$64,319	91%	$50,140	93%

Service charges from agents and banks — Service charges from agents and banks were $46.3 million, or 66% of revenues, for the three months ended June 30, 2018 compared to $36.0 million, or 67% of revenues, for the three months ended June 30, 2017. The increase of $10.3 million was primarily due to the increase in transaction volume.

Salaries and benefits — Salaries and benefits were $7.4 million for the three months ended June 30, 2018, an increase of $1.5 million from $5.9 million for the three months ended June 30, 2017. The increase of $1.5 million  primarily consisted of $0.8 million in bonuses and commissions, $0.3 million in share-based compensation and $0.2 million in severance.

Other selling, general and administrative expenses — Other selling, general and administrative expenses of $4.2 million for the three months ended June 30, 2018 increased by $0.5 million from $3.7 million for the three months ended June 30, 2017. The increase related to increases in bad debt expense, computer network maintenance costs, rent expense and utilities associated with our increased revenues and transaction volume during the period.

Transaction costs — Transaction costs of $2.6 million for the three months ended June 30, 2018 include costs related to the Merger.

Depreciation and amortization — Depreciation and amortization of $3.8 million for the three months ended June 30, 2018 decreased by $0.7 million from $4.5 million for the three months ended June 30, 2017. This decrease is primarily due to $0.9 million less amortization related to the trade name, developed technology and agent relationships during the second quarter of 2018 as these intangibles are being amortized on an accelerated basis, which will decline over time.

Non-Operating Expenses

Interest expense — Interest expense was $3.4 million for the three months ended June 30, 2018, an increase of $1.3 million from $2.1 million for the three months ended June 30, 2017. This increase was primarily due to the increase in the principal balance of debt outstanding related to the refinancing in August 2017.

Income tax provision — Income tax provision was $0.8 million for the three months ended June 30, 2018, an increase of $0.6 million, from income tax provision of $0.2 million for the three months ended June 30, 2017. The increase of $0.6 million in the income tax provision included 0.4 million associated with non-deductible expenses, primarily share-based compensation expense, as well as a $0.2 million increase to tax expense related to more taxable income incurred for both federal and state taxes in the second quarter of 2018, net of impact from lower U.S. federal corporate tax rate in 2018 as a result of the Act.

Net Income

We had net income of $1.8 million for the three months ended June 30, 2018 compared to net income of $1.3 million for the three months ended June 30, 2017 due primarily to the same factors discussed above.

Adjusted EBITDA

Adjusted EBITDA is defined as net income (loss) before depreciation and amortization, interest expense, income taxes, and also adjusted to add back certain charges and expenses, such as transaction costs and non-cash compensation costs, as these charges and expenses are not considered a part of our core business operations and are not an indicator of ongoing, future company performance.

Adjusted EBITDA is one of the primary metrics used by management to evaluate the financial performance of our business. We present Adjusted EBITDA because we believe it is frequently used by analysts, investors and other interested parties to evaluate companies in our industry. Further, we believe it is helpful in highlighting trends in our operating results, because it excludes, among other things, certain results of decisions that are outside the control of management, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the jurisdictions in which we operate and capital investments.

Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to operating income or net income as a measure of operating performance or cash flows or as a measure of liquidity. Non-GAAP financial measures are not necessarily calculated the same way by different companies and should not be considered a substitute for or superior to GAAP. Some of these limitations include the following:

•	Adjusted EBITDA does not reflect the significant interest expense, or the amounts necessary to service interest or principal payments on our senior secured credit facility;

•	Adjusted EBITDA does not reflect income tax expense (benefit), and because the payment of taxes is part of our operations, tax expense is a necessary element of our costs and ability to operate;

•
although depreciation and amortization are eliminated in the calculation of Adjusted EBITDA, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any costs of such replacements;

•	Adjusted EBITDA does not reflect the noncash component of employee compensation;

•	Adjusted EBITDA does not reflect the impact of earnings or charges resulting from matters we consider not to be reflective, on a recurring basis, of our ongoing operations; and

•	other companies in our industry may calculate Adjusted EBITDA or similarly titled measures differently than we do, limiting its usefulness as a comparative measure.

We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only as supplemental information.

Adjusted EBITDA for the three months ended June 30, 2018 was $13.3 million, representing an increase of $4.7 million, or 55%, from $8.6 million for the three months ended June 30, 2017. The increase in Adjusted EBITDA was primarily due to the increase in revenues of $16.6 million less the increase in service charges from agents and banks of $10.3 million as well as increases in other operating expenses to support the growth in our business.

The following table presents the reconciliation of Adjusted EBITDA to net income, our closest GAAP measure.

	Three Months Ended June 30,
(in thousands)	2018	2017

Net income	$1,844	$1,273

Adjusted for:
Interest expense	3,392	2,120
Income tax provision	824	244
Depreciation and amortization	3,818	4,527
EBITDA	9,878	8,164
Transaction costs (a)	2,553	2
Incentive units plan (b)	485	218
Transition expenses (c)	192	-
Management fee (d)	195	195
Other charges and expenses (e)	37	50
Adjusted EBITDA	$13,340	$8,629

(a)
Represents direct costs related to the Merger for the three months ended June 30, 2018 and Stella Point acquisition for the three months ended June 30, 2017, which are expensed as incurred and included as “transaction costs” in our condensed consolidated statements of operations and comprehensive income (loss). These costs consist primarily of legal, consulting, accounting, advisory fees directly related to the above transactions.

(b)
In connection with the Stella Point acquisition, Class B, C and D incentive units were granted to our employees by Interwire LLC. The three months ended June 30, 2018 and 2017 included $0.5 million and $0.2 million, respectively, of expense regarding Class B incentive units. In connection with the Merger, Interwire LLC distributed the Merger consideration to its members and the holders of the Incentive Units received distributions in accordance with their ownership interest. As a result, employees no longer hold profits interests following the Merger.

(c)	The three months ended June 30, 2018 represents $0.2 million of severance costs related to managerial changes in connection with becoming a publicly-traded company.
(d)
Represents payments under our management agreement with Stella Point pursuant to which we pay a monthly fee for certain advisory and consulting services. In connection with the Merger, this agreement was terminated.

(e)	Both the three months ended June 30, 2018 and 2017 includes loss on disposal of fixed assets and foreign currency (gains) or losses.

Six Months Ended June 30, 2018 Compared to Successor Period from February 1, 2017 to June 30, 2017 (“2017 Q2 Successor Period”) and Predecessor Period from January 1, 2017 to January 31, 2017 (“2017 Predecessor Period”) defined as the “2017 Q2 Combined Period”

Revenues

Revenues for the above periods are presented below:

	Successor Company				Predecessor Company
($ in thousands)	Six Months Ended June 30, 2018	% of Revenues	Period from February 1, 2017 to June 30, 2017	% of Revenues	Period from January 1, 2017 to January 31, 2017	% of Revenues

Revenues:
Wire transfer and money order fees	$107,222	85%	$71,585	84%	$11,877	82%
Foreign exchange	18,316	14%	13,277	16%	2,450	17%
Other income	797	1%	516	1%	99	1%
Total revenues	$126,335	100%	$85,378	100%	$14,426	100%

Wire transfer and money order fees of $107.2 million for the six months ended June 30, 2018 increased by $23.8 million from $83.5 million for the 2017 Q2 Combined Period, which included $71.6 million for the 2017 Q2 Successor Period and $11.9 million for the 2017 Predecessor Period. This increase of $23.8 million was due to a 28% increase in transaction volume, largely due to the continued growth in our agent network, which has grown by 27% from June of 2017 to June 2018.

Revenues from foreign exchange of $18.3 million for the six months ended June 30, 2018 increased by $2.6 million, or 16%, from $15.7 million for the 2017 Q2 Combined Period, which included $13.3 million for the 2017 Q2 Successor Period and $2.4 million for the 2017 Predecessor Period.  This increase included a favorable impact from the higher transaction volumes of $4.4 million, partially offset by reduced foreign exchange income earned per wire of $1.8 million.

Operating Expenses

Operating expenses for the above periods are presented below:

	Successor Company				Predecessor Company
($ in thousands)	Six Months Ended June 30, 2018	% of Revenues	Period from February 1, 2017 to June 30, 2017	% of Revenues	Period from January 1, 2017 to January 31, 2017	% of Revenues
Operating expenses:
Service charges from agents and banks	$84,260	67%	$56,762	66%	$9,441	65%
Salaries and benefits	13,673	11%	10,411	12%	4,530	31%
Other selling, general and administrative expenses	8,184	6%	6,237	7%	1,063	7%
Transaction costs	4,014	3%	6,213	7%	3,917	27%
Depreciation and amortization	7,607	6%	7,504	9%	382	3%
Total operating expenses	$117,738	93%	$87,127	102%	$19,333	134%

Service charges from agents and banks — Service charges from agents and banks were $84.3 million, or 67% of revenues, for the six months ended June 30, 2018 compared to $66.2 million, or 66% of revenues, for the 2017 Q2 Combined Period, which included $56.8 million for the 2017 Q2 Successor Period and $9.4 million for the 2017 Predecessor Period. The increase of $18.1 million was due to the increase in transaction volume.

Salaries and benefits — Salaries and benefits were $13.7 million for the six months ended June 2018, a decrease of $1.3 million from $14.9 million for the 2017 Q2 Combined Period, which included $10.4 million for the 2017 Q2 Successor Period and $4.5 million for the 2017 Predecessor Period. The 2017 Predecessor Period includes $2.9 million of expense related to the accelerated vesting of all stock options and restricted stock grants in connection with the Stella Point acquisition that did not reoccur in 2018. This decrease in salaries and benefits was partially offset by additional headcount to support the continued growth of the business as well as an increase in commissions and bonuses due to our favorable operating results.

Other selling, general and administrative expenses — Other selling, general and administrative expenses of $8.2 million for the six months ended June 30, 2018 increased by $0.9 million from $7.3 million for the 2017 Q2 Combined Period, which included $6.2 million for the 2017 Q2 Successor Period and $1.1 million for the 2017 Predecessor Period. The increase was primarily due to an increase in professional fees of $0.4 million, which included $0.2 million in legal fees and settlement expense associated with a Telephone Consumer Protection Act (“TCPA”) lawsuit as well as expenses to support our transition to a publicly traded company. The remaining increase of $0.5 million largely related to our growing agent network, with increases in computer network maintenance costs, data communications expenses and related expenses.

Transaction costs — Transaction costs of $4.0 million for the six months ended June 30, 2018 include costs related to the Merger, while costs of $10.1 million for the 2017 Q2 Combined Period, which included $6.2 million for the 2017 Q2 Successor Period and $3.9 million for the 2017 Predecessor Period, related to the Stella Point acquisition.

Depreciation and amortization — Depreciation and amortization of $7.6 million for the six months ended June 30, 2018 decreased by $0.3 million from $7.9 million for the 2017 Q2 Combined Period, which included $7.5 million for the 2017 Q2 Successor Period and $0.4 million for the 2017 Predecessor Period. Depreciation and amortization expense is not comparable between the Successor and Predecessor periods due to the new basis established for the assets and liabilities of the Successor company as of February 1, 2017.

Non-Operating Expenses

Interest expense — Interest expense was $6.7 million for the six months ended June 30, 2018 an increase of $2.6 million from $4.1 million for the 2017 Q2 Combined Period, which included $3.5 million for the 2017 Q2 Successor Period and $0.6 million for the 2017 Predecessor Period. This increase was primarily due to the increase in the principal balance of debt outstanding related to our refinancing in August 2017.

Income tax provision (benefit) — Income tax provision was $0.6 million for the six months ended June 30, 2018, a change of $1.6 million, from an income tax benefit of $1.0 million for the 2017 Q2 Combined Period, which included a tax provision of $1.2 million for the 2017 Q2 Successor Period and a tax benefit of $2.2 million for the 2017 Predecessor Period. The change of $1.6 million in income taxes included a $4.4 million increase to tax expense related to more taxable income incurred for both federal and state taxes for the six months ended June 30, 2018, net of favorable impacts of $2.8 million associated with non-deductible expenses, primarily share-based compensation expense and transaction costs.

Net Income

We had net income of $1.3 million for the six months ended June 30, 2018 compared to a net loss of $9.8 million for the 2017 Q2 Combined Period, which included $6.5 million for the 2017 Q2 Successor Period and $3.3 million for the 2017 Predecessor Period. The improvement in net income is due primarily to the same factors discussed above.

Adjusted EBITDA

Adjusted EBITDA for the six months ended June 30, 2018 was $22.2 million, representing an increase of $6.2 million, or 39%, from $15.9 million for the 2017 Q2 Combined Period, which included $13.6 million for the 2017 Q2 Successor Period and $2.3 million for the 2017 Predecessor Period. The increase in Adjusted EBITDA was primarily due to the increase in revenues of $26.5 million less the increase in service charges from agents and banks of $18.1 million as well as increases in other operating expenses to support the growth in our business.

The following table presents the reconciliation of Adjusted EBITDA to net income, our closest GAAP measure.

	Successor Company		Predecessor Company
(in thousands)	Six Months Ended June 30, 2018	Period from February 1, 2017 to June 30, 2017	Period from January 1, 2017 to January 31, 2017

Net income (loss)	$1,305	$(6,488)	$(3,318)

Adjusted for:
Interest expense	6,676	3,495	614
Income tax provision (benefit)	616	1,244	(2,203)
Depreciation and amortization	7,607	7,504	382
EBITDA	16,204	5,755	(4,525)
Transaction costs (a)	4,014	6,213	3,917
Incentive units plan (b)	713	1,247	-
Change in control adjustment for stock options (c)	-	-	2,813
Management fee (d)	390	325	-
TCPA settlement (e)	192	-	-
Transition expenses (f)	348	-	-
Other charges and expenses (g)	308	70	104
Adjusted EBITDA	$22,169	$13,610	$2,309

(a)
Represents direct costs related to the anticipated Merger which are expensed as incurred and included as “transaction costs” in our condensed consolidated statements of operations and comprehensive income (loss). The six months ended June 30, 2018 includes $4.0 million related to the Merger. Costs related to the Stella Point acquisition amounts to $6.2 million for the 2017 Q2 Successor Period and $3.9 million for the 2017 Predecessor Period. These costs consist primarily of legal, consulting, accounting, advisory fees and certain incentive bonuses directly related to the above transactions.

(b)
In connection with the Stella Point acquisition, Class B, C and D incentive units were granted to our employees by Interwire LLC. The Successor Periods include expense regarding Class B incentive units. In connection with the Merger, Interwire LLC distributed the Merger consideration to its members and the holders of the Incentive Units received distributions in accordance with their ownership interest. As a result, employees no longer hold profits interests following the Merger.

(c)	Represents $2.8 million related to stock options issued by the Predecessor company which vested upon the Stella Point acquisition.
(d)
Represents payments under our management agreement with Stella Point pursuant to which we pay a monthly fee for certain advisory and consulting services. In connection with the Merger, this agreement was terminated.

(e)	Represents payments related to the settlement of a lawsuit related to the TCPA, which includes a $0.1 million settlement payment and $0.1 million in related legal expenses.
(f)	Represents recruiting fees and severance costs related to managerial changes in connection with becoming a publicly-traded company.
(g)
Includes loss on disposal of fixed assets and foreign currency (gains) or losses. The six months ended June 30, 2018 also includes a one-time adjustment related to the Company’s loyalty programs of $0.2 million, while the 2017 Predecessor Period also includes amortization of restricted stock awards.

Liquidity and Capital Resources

Liquidity describes the ability of a company to generate sufficient cash flows to meet the cash requirements of its business operations, including working capital needs, debt service, acquisitions, contractual obligations and other commitments. We consider liquidity in terms of cash flows from operations and their sufficiency to fund our operating and investing activities. To meet our payment service obligations at all times we must have sufficient highly liquid assets and be able to move funds on a timely basis.

Our principal sources of liquidity are our cash generated by operating activities and supplemented with borrowings under our revolving credit facility. Our primary cash needs are for day to day operations, to pay interest and principal on our indebtedness, to fund working capital requirements and to make capital expenditures.

We expect to continue to finance our liquidity requirements through internally generated funds and supplemented with borrowings under our revolving credit facility. We believe that our projected cash flows generated from operations, together with borrowings under our revolving credit facility are sufficient to fund our principal debt payments, interest expense, our working capital needs and our expected capital expenditures for the next twelve months.

On August 23, 2017, we refinanced our then-existing credit facility with a new senior secured credit facility, which consists of (i) a five-year $20.0 million senior secured revolving credit facility (“Revolving Facility”), scheduled to mature on August 23, 2022 and (ii) a five-year $97.0 million senior secured term loan facility (“Term Loan”), scheduled to mature on August 23, 2022.

As of June 30, 2018 and December 31, 2017, we were in compliance with the covenants contained in the credit agreement governing our senior credit facility.

On December 18, 2017, the senior credit facility was amended to allow for the Merger, as the facility contains a restrictive covenant related to the change of control of the Company. We will be required to pay $1.5 million in fees related to our senior credit facility, which was contingent on the closing of the Merger. Since these fees were contingent on the closing of the Merger,  they were not accrued as of June 30, 2018 and were paid from the Merger proceeds at the Closing.

As of June 30, 2018, we had total indebtedness of $113.4 million, including $93.4 million of borrowings under the Term Loan facility and $20.0 million in borrowings under the Revolving Facility and excluding debt origination costs of $3.9 million. There were no additional borrowings available under these facilities as of June 30, 2018.

Our indebtedness could adversely affect our ability to raise additional capital, limit our ability to react to changes in the economy or our industry, expose us to interest rate risk and prevent us from meeting our obligations. See “Risk Factors — Our substantial debt service obligations and significant debt covenant requirements could impair our access to capital and financial condition and adversely affect our ability to operate and grow our business.” included in the “Risk Factors” starting on page 30 of the Prospectus.

Cash Flows

The following table summarizes the changes to our cash flows for the periods presented:

	Successor Company		Predecessor Company
(in thousands)	Six Months Ended June 30, 2018	Period from February 1, 2017 to June 30, 2017	Period from January 1, 2017 to January 31, 2017
Statement of Cash Flows Data:
Net cash provided by (used in) operating activities	$6,931	$(11,067)	$8,652
Net cash used in investing activities	(2,238)	(2,732)	(249)
Net cash (used in) provided by financing activities	(2,425)	3,976	(2,000)
Effect of exchange rate changes on cash	(87)	441	(15)
Net increase (decrease) in cash	2,181	(9,382)	6,388

Cash and restricted cash, beginning of the period	59,795	44,628	38,240
Cash and restricted cash, end of the period	$61,976	$35,246	$44,628

Operating Activities

Net cash provided by operating activities was $6.9 million for the six months ended June 30, 2018, an increase of $9.3 million from cash used of $2.4 million in the 2017 Q2 Combined Period, which included cash used of $11.1 million for the 2017 Q2 Successor Period, net of cash provided of $8.7 million for the 2017 Predecessor Period. The increase of $9.3 million in 2018 was impacted by non-recurring costs related to the Stella Point acquisition, which were paid during the 2017 Q2 Successor Period. Additionally, operating cash flows in the six months ended June 30, 2018 were positively impacted by the further growth of the business.

Investing Activities

Net cash used in investing activities was $2.2 million for the six months ended June 30, 2018, a decrease of $0.7 million from cash used of $2.9 million for the 2017 Q2 Combined Period, consisting of $2.7 million for the 2017 Q2 Successor Period and $0.2 million for the 2017 Predecessor Period. This decrease in cash used was primarily due to $0.9 million of net cash that was used as part of the funding for the Stella Point acquisition in the 2017 Q2 Successor Period.

Financing Activities

Net cash used in financing activities was $2.4 million for the six months ended June 30, 2018, which related to the quarterly payments due on the Term Loan. Net cash provided by financing activities was $2.0 million for the 2017 Q2 Combined Period, which included cash provided of $4.0 million in the 2017 Q2 Successor Period, net of cash used of $2.0 million in the 2017 Predecessor Period. Net cash provided by financing activities for the 2017 Q2 Combined Period consisted of an additional $5.0 million in borrowings under the previous debt facility, net of $0.2 million in debt origination cost payments and repayments of debt of $2.8 million.

Contractual Obligations

The following table includes aggregated information about contractual obligations that affect our liquidity and capital needs. At June 30, 2018, our contractual obligations over the next several periods were as follows:

(in thousands)	Total	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years
Debt, principal payments	$113,363	$4,850	$18,188	$90,325	$-
Interest payments	45,596	12,370	22,382	10,844	-
Non-cancelable operating leases	6,557	1,325	1,893	1,519	1,820
Total	$165,516	$18,545	$42,463	$102,688	1,820

Our consolidated balance sheet reflects $109.5 million of debt as of June 30, 2018, as it includes the principal payment obligations of $113.4 million, net of unamortized debt origination costs of $3.9 million. The above table reflects the principal and interest of the revolving credit facility and term loan that will be paid through the maturity of the debt using the rates in effect on June 30, 2018 and assuming no voluntary prepayments of principal.

Non-cancelable operating leases include various office leases, including our office headquarter lease, which was renegotiated in April 2018 resulting in a term extension through November 2025.

Off-Balance Sheet Arrangements

We are not a party to any off-balance sheet arrangements, including guarantee contracts, retained or contingent interests, certain derivative instruments and variable interest entities that either have, or are reasonably likely to have, a current or future material effect on our consolidated financial statements.

Critical Accounting Policies and Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions about future events that affect amounts reported in our consolidated financial statements and related notes, as well as the related disclosure of contingent assets and liabilities at the date of the financial statements. Management evaluates its accounting policies, estimates and judgments on an on-going basis. Management bases its estimates and judgments on historical experience and various other factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions and conditions.

Critical accounting policies are those policies that management believes are very important to the portrayal of our financial position and results of operations, and that require management to make estimates that are difficult, subjective or otherwise complex. Based on these criteria, management has identified the following critical accounting policies:

Revenue Recognition

Revenues for wire transfer and money order fees are recognized at the time the transaction is processed. These fees are recognized on a gross basis equal to the full amount of the fee charged to the customer as we are the primary obligor and have latitude in establishing price. Foreign exchange revenue, which represents the difference between the exchange rate set by us and the rate realized, is recognized upon the disbursement of U.S. dollars to the foreign bank. Other income primarily represents revenues for technology services provided to the independent network of agents who utilize our technology in processing transactions. Revenue for these transactions are recorded when persuasive evidence of an arrangement exists, delivery has occurred, or services have been rendered and collection is reasonably assured.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are recorded upon initiation of the wire transfer and are typically due to us within five days. We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of our sending agents to make required payments. When preparing these estimates, we consider a number of factors, including the aging of a sending agent’s account, creditworthiness of specific sending agents, historical trends and other information. We review our allowance for doubtful accounts policy periodically, reflecting current risks and changes in industry conditions and when necessary, will increase our allowance for doubtful accounts and recognize a provision to bad debt expense, included in other selling, general and administrative expenses in the consolidated statements of operations and comprehensive income (loss).

Goodwill and Other Intangible Assets

Goodwill and other intangible assets result primarily from business combination acquisitions, including the Stella Point acquisition. Other intangible assets include trade name, agent relationships, developed technology and other intangibles, all with finite lives. Upon the acquisition, the purchase price is first allocated to identifiable assets and liabilities, including the trade name and other intangibles, with any remaining purchase price recorded as goodwill.

Goodwill is not amortized. Rather, impairment tests are conducted on an annual basis, at the beginning of the fourth quarter, or more frequently if indicators of impairment are present. A qualitative assessment of goodwill was performed in 2017 subsequent to the Stella Point acquisition on February 1, 2017. Qualitative assessment includes consideration of the economic, industry and market conditions in addition to our overall financial performance and the performance of these assets. Based on the results of assessment, no indicators of impairment were noted. Accordingly, no further impairment testing was completed, and no impairment charges related to goodwill were recognized during any of the Successor Periods.

Our trade name, agent relationships and developed technology are currently amortized utilizing an accelerated method over their estimated useful lives. Other intangible assets are amortized straight-line over a useful life of 10 years. We review for impairment indicators of finite-lived intangibles and other long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Income Taxes

We account for income taxes in accordance with generally accepted accounting principles which require, among other things, recognition of future tax benefits measured at enacted rates attributable to deductible temporary differences between financial statement and income tax bases of assets and liabilities and to tax net operating loss carryforwards to the extent that realization of said benefits is more likely than not.

We account for tax contingencies by assessing all material positions, including all significant uncertain positions, for all tax years that are open to assessment or challenge under tax statutes. Those positions that have only timing consequences are separately analyzed based on the recognition and measurement model provided in the tax guidance.

As required by the uncertain tax position guidance, we recognize the financial statement benefit of a position only after determining that the relevant tax authority would more likely than not sustain the positions following an audit. For tax positions meeting the more likely-than-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. We are subject to income taxes in the U.S. federal jurisdiction and various state jurisdictions. Tax regulations within each jurisdiction are subject to the interpretation of the related tax laws and regulations and require significant judgment to apply. With few exceptions, we are no longer subject to U.S. federal or state and local income tax examinations by tax authorities for the years before 2013. We apply the uncertain tax position guidance to all tax positions for which the statute of limitations remains open. Our policy is to classify interest accrued as interest expense and penalties as operating expenses. We do not have any material uncertain tax positions.

Our foreign subsidiaries are subject to taxes by local tax authorities.

Recent Accounting Pronouncements

Refer to Note 1 of our condensed consolidated financial statements included in this filing for further information on Accounting Pronouncements.

Quantitative and Qualitative Disclosures about Market Risk

Foreign Currency Risk

We manage foreign currency risk through the structure of the business and an active risk management process. We currently settle with our payers in Latin America by entering into short duration foreign currency forward contracts with foreign currency providers (“counterparties”). The foreign currency exposure on our derivative instruments is limited by the fact that all transactions are settled within five days after they are initiated. However, foreign currency fluctuations may negatively impact our average exchange gain per transaction.

We are exposed to changes in currency rates as a result of our investments in foreign operations and revenues generated in currencies other than U.S. dollar. Revenues and profits generated by international operations will increase or decrease because of changes in foreign currency exchange rates. This foreign currency risk is related to our operations in Mexico and Guatemala. Revenues from these operations represent less than 3% of our consolidated revenues for the six months ended June 30, 2018 and the 2017 Q2 Combined Period. Therefore, a 10% increase or decrease in these currency rates against the U.S. Dollar would result in a minimal change to our overall operating results.

The spot exchange rates as of June 30, 2018 and December 31, 2017 were 19.96 and 19.72 for the Mexico Peso/Dollar and 7.49 and 7.35 for the Guatemala Quetzal/Dollar, respectively. The average exchange rates for the six months ended June 30, 2018 were 19.05 for the Mexico Peso/Dollar and 7.38 for the Guatemala Quetzal/Dollar. Long-term sustained devaluation of the Mexican peso or Guatemalan Quetzal as compared to the U.S. dollar could negatively affect our margins.

Interest Rate Risk

Our Term Loan bears interest at a variable rate based on LIBOR plus a fixed margin. As of June 30, 2018, we had $93.4 million in outstanding borrowings under the term loan. A hypothetical 1% increase or decrease in the interest rate on our indebtedness as of June 30, 2018 would have increased or decreased cash interest expense on our term loan by approximately $0.9 million per annum.

Our Revolving Facility bears interest at a variable rate based on the highest of LIBOR, base commercial lending rate of the collateral agent and federal funds rate, plus a fixed margin. As of June 30, 2018, we had $20 million in outstanding borrowings under our revolving credit facility. A hypothetical 1% increase or decrease in the interest rate on our indebtedness as of June 30, 2017 would have increased or decreased cash interest expense on our revolving credit facility by approximately $0.2 million per annum.

Credit Risk

We maintain certain cash balances in various U.S. banks, which at times, may exceed federally insured limits. We have not incurred any losses on these accounts. In addition, we maintain various bank accounts in Mexico and Guatemala, which are not insured. We have not incurred any losses on these uninsured accounts. To manage our exposures to credit risk with respect to cash balances and other credit risk exposures resulting from our relationships with banks and financial institutions, we regularly review cash concentrations, and we attempt to diversify our cash balances among global financial institutions.

We are also exposed to credit risk related to receivable balances from sending agents. We perform a credit review before each agent signing and conduct ongoing analyses of agents and certain other parties we transact with directly. As of June 30, 2018, we also had $1.4 million outstanding of notes receivable from sending agents. Most of the notes are collateralized by personal guarantees from the sending agents and by assets from their businesses.

Our expense associated with bad debts were approximately $0.4 million for the six months ended June 30, 2018 (0.3% of total revenues) and $0.7 million for the 2017 Q2 Combined Period (0.7% of total revenues).